[LETTERHEAD OF THELEN REID & PRIEST LLP]



                         August 8, 2000



Homestake Mining Company
1600 Riviera Avenue, Suite 200
WALNUT CREEK, CA  94596-3658

          Re:  Registration of Securities on Form S-8 for
               Homestake Mining Company

Ladies and Gentlemen:

     We have acted as counsel for Homestake Mining Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 relating to the issuance and sale of 12,000,000 shares of common stock, $1.00 par value, of the Company ("Common Stock"), pursuant to the Homestake Mining Company Amended Stock Option Plan and Share Rights Plan-1996 (the "Plan").

     Please be advised that we are of the opinion that the Common
Stock to be offered and sold by the Company, when issued and paid for in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

     We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate laws of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-8.


                        Very truly yours,

                    /s/ Thelen Reid & Priest LLP
                    Thelen Reid & Priest LLP

MLJ/CCWC